EXHIBIT 15






November 12, 2001





FirstEnergy Corp.
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statements No. 333-40063, No. 333-48587, No. 333-48651,
No. 333-58279, No. 333-65409, No. 333-75985, No. 333-56094, No. 333-62886,
No. 333-67798, No. 333-69856, No. 333-81183, No. 333-72764, No. 333-72766
and No. 333-72768, its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 12, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                     Very truly yours,




                                     ARTHUR ANDERSEN LLP



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